Exhibit 99.1

First Quarter of 2014

Changes to Our Governance as a Result of this Offering and the Direct Share Buyback

Upon the completion of this offering and the Direct Share Buyback (together, the “Transactions”) , ING Group will no longer hold a majority of the outstanding shares of our common stock. Consequently, certain changes to our governance will occur following the closing of the Transactions, including:

Director Resignations and Postponement of Annual Meeting of Shareholders

As a closing condition to the Direct Share Buyback, two directors who are designated as “ING Group Directors” pursuant to our Shareholder Agreement with ING Group must tender their resignations, effective immediately upon the closing of the Direct Share Buyback. Following these resignations, seven members of our current Board of Directors will remain in office, including our Chairman and Chief Executive Officer, our three independent directors, and three ING Group Directors. As of the date of this prospectus, we have received the written resignations of each of John Boers and Dick Harryvan, to be effective no later than the closing of the Direct Share Buyback.

The Nominating and Governance Committee of our Board of Directors is currently working with an executive search firm to identify and recruit potential director candidates to replace the two ING Group Directors who are expected to resign. It is expected that the candidates ultimately selected will each qualify as “independent” for purposes of the NYSE listed company rules and the rules of the SEC relating to the independence of audit committee members, and will be nominated by our Board of Directors for election at our 2014 annual meeting of stockholders. In order to permit sufficient time for a thorough review and nomination process, our Board of Directors has decided to postpone the previously scheduled annual meeting of stockholders. Additional information about the 2014 annual meeting of stockholders and our director nominees will be included in the proxy statement that we will file with the SEC in advance of our annual meeting.

Controlled Company Exemption

Because no stockholder will continue to own more than 50% of our outstanding common stock following the completion of the Transactions, we will no longer be able to rely on the “controlled company” exemption provided by the NYSE listed company rules. Pursuant to this exemption, we have not been required to satisfy certain of the corporate governance requirements of the NYSE, including the requirement that we maintain a Board of Directors containing a majority of directors who are “independent” for purposes of the NYSE listed company rules or that our Nominating and Governance and Compensation and Benefits Committees each consist solely of independent directors. Following the Transactions, we will become subject to all of the applicable NYSE corporate governance requirements over a one-year phase-in period, following which time our Board of Directors must consist of a majority of independent directors, and our Nominating and Governance and Compensation and Benefits Committees must each consist solely of independent directors. We currently expect that we will meet such requirements well before the conclusion of the phase-in period.

Shareholder Agreement

Pursuant to our Shareholder Agreement with ING Group, certain rights held by ING Group cease to apply once it no longer beneficially owns more than 50% of our outstanding common stock and, in some cases, when it ceases to consolidate our financial results in its financial statements for purposes of International Financial Reporting Standards (“IFRS”). Following the completion of the Transactions, we expect that both of these conditions will be met, triggering certain consequences under the terms of our Shareholder Agreement, including:

•	The number of “ING Group Directors” that ING Group is entitled to nominate to our Board of Directors will decrease from five to three;

•	The Executive Committee of our Board of Directors may act without the consent of the Executive Committee member who is an ING Group Director;

•	ING Group will lose certain rights in respect of changes to certain of our company policies relating to risk, capital, investment, environmental and social responsibility, and regulatory compliance; and

•	ING Group will lose certain rights relating to the receipt of business and financial reporting information.

For more information on the Shareholder Agreement, see “Certain Relationships and Related Party Transactions—Continuing Relationship with ING Group—Shareholder Agreement”.

Limitations on Compensation Policies and Practices

Pursuant to the “remuneration framework” between ING Group and the Dutch Central Bank (De Nederlandsche Bank, or “DNB”), until such time as ING Group ceases to hold a majority of our outstanding common stock and no longer consolidates our financial results in its financial statements under IFRS, we are subject to certain restrictions on our compensation policies and practices. See “Compensation of Executive Officers and Directors—Critical Compensation and Other Policies—Capital Requirements Directive”. Following the completion of the Transactions, we will no longer be subject to these restrictions.